Exhibit 99.1

U.S. Physical Therapy Reports First Quarter Results

Earnings Increase By 15% on 6% Revenue Rise

HOUSTON--(BUSINESS WIRE)--May 7, 2009--U.S. Physical Therapy, Inc. (NASDAQ: USPH), a national operator of physical and occupational therapy outpatient clinics, today reported results for the quarter ended March 31, 2009.

In the first quarter of 2009, U.S. Physical Therapy’s earnings increased by more than 15% to $2.8 million as compared to $2.4 million in the first quarter of 2008. Diluted earnings per share for the period were $.23 versus $.20 in the prior year.

First Quarter 2009 compared to First Quarter 2008

  Net revenue increased 6.4% from $45,251,000 to $48,169,000 due to a 1.9% increase in patient visits from 454,000 to 463,000 and an increase in average net patient revenue per visit of $3.55, or 3.7%, from $97.25 to $100.80.
  Gross margin increased to 24.6% from 23.9%. Total clinic operating costs were $36,324,000 or 75.4% of net revenue as compared to $34,452,000 or 76.1% of net revenue in the 2008 period. Clinic salaries and related costs as a percentage of net revenue were 52.7% for the first quarter of 2009 versus 53.3% for the 2008 comparable period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenue were 21.2% for both quarters. The provision for doubtful accounts was 1.5% of net revenue in the first quarter 2009 and 1.7% in the 2008 comparable period.
  Corporate office costs were 11.2% of net revenue for both periods. Corporate office costs were $5,388,000 in the first quarter of 2009 versus $5,062,000 in the 2008 first quarter.
  Operating income increased by $720,000, or 12.6%, to $6,457,000 from $5,737,000 a year earlier. The operating income margin percentage of 13.4% was a 70 basis points improvement as compared to the first quarter of 2008.

  Net income attributable to common shareholders rose 15.5% from $2,385,000 in the first quarter of 2008 to $2,754,000 in the first quarter 2009. Diluted earnings per share increased to $.23 from $.20.
  Same store revenues, for de novo and acquired clinics open for one year or more, decreased 2.4%. Same store visits decreased by 5.4% while the average net rate per visit increased by 3.2%.
  During the first quarter of 2009 the Company opened six new de novo clinics and closed one for a net addition of five facilities for a total of 365 clinics as of March 31, 2009.

Chris Reading, Chief Executive Officer, said “Our team’s multi-focused efforts to improve our service offering while making our operations more cost efficient have produced strong results in earning’s growth, margin expansion, cost reduction, and net rate per visit improvement. Same store patient visits were soft based on a challenging economic environment and an increasing unemployment rate. By quarter end, patient volume had improved considerably making for a strong finish to our first quarter. We remain focused on gaining market share, wringing out additional cost savings, and expanding our facility base. Our balance sheet remains strong providing the flexibility USPH needs to take advantage of opportunities as they arise.”

On March 18, 2009, the Company announced that its Board of Directors had authorized the repurchase of up to 10% or approximately 1,200,000 shares of U.S. Physical Therapy common stock. Through the end of that month and the quarter 257,598 shares had been acquired which equals approximately 2% of the previously outstanding total.

Larry McAfee, Chief Financial Officer, said “U.S. Physical Therapy produced strong net cash flow in the first quarter. Despite six new clinic openings and purchasing more than $2.6 million of common stock during the period, the Company’s net debt increased by only $159,000 from year end 2008.” The Company days sales outstanding for accounts receivable decreased to 48 days at March 31, 2009 compared to 57 days and 51 days at March 31, 2008 and December 31, 2008 respectively.

U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time on Thursday, May 7, 2009 to discuss the Company’s First Quarter 2009 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 96420593 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 120 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to opening new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  revenue and earnings expectations;
  general deteriorating economic conditions in the U.S and globally;
  general economic, business, and regulatory conditions including federal and state regulations;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  competitive and/or economic conditions in our markets which may require us to close certain clinics and thereby incur closure costs and losses including the possible write-down or write-off of goodwill;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 365 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteo arthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended March 31,
	2009	2008

Net patient revenues	$46,664	$44,197
Management contract revenues and other revenues	1,505	1,054
Net revenues	48,169	45,251

Clinic operating costs:
Salaries and related costs	25,403	24,101
Rent, clinic supplies, contract labor and other	10,213	9,587
Provision for doubtful accounts	706	748
Closure costs	2	16
	36,324	34,452

Corporate office costs	5,388	5,062

Operating income	6,457	5,737

Interest income	3	25
Interest expense	(88)	(149)

Income from operations	6,372	5,613
Provision for income taxes	1,779	1,556
Net income including noncontrolling interests	4,593	4,057

Less: net income attributable to noncontrolling interest	(1,839)	(1,672)
Net income attributable to U. S. Physical Therapy, Inc	$2,754	$2,385

Earnings per share:
Net income attributable to U. S. Physical Therapy, Inc. common shareholders:
Basic	$0.23	$0.20
Diluted	$0.23	$0.20

Shares used in computation:
Basic	12,020	11,852
Diluted	12,025	11,914

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Numerator:
Net income attributable to U. S. Physical Therapy, Inc. common shareholders	$2,754	$2,385

Denominator:
Denominator for basic earnings per share -
weighted-average shares	12,020	11,852
Effect of dilutive securities -
Stock options	5	62
Denominator for diluted earnings per share -
adjusted weighted-average shares	12,025	11,914

Earnings per share:
Net income attributable to U. S. Physical Therapy, Inc. common shareholders:
Basic	$0.23	$0.20

Diluted	$0.23	$0.20

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$11,081	$10,113
Patient accounts receivable, less allowance for
doubtful accounts of $2,177 and $2,275, respectively	25,650	25,853
Accounts receivable - other	701	898
Other current assets	2,334	1,857
Total current assets	39,766	38,721

Fixed assets:
Furniture and equipment	32,150	30,947
Leasehold improvements	18,175	18,061
	50,325	49,008
Less accumulated depreciation and amortization	34,105	33,167
	16,220	15,841
Goodwill	55,886	55,886
Other intangible assets, net	6,327	6,452
Other assets	834	1,347
	$119,033	$118,247

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,280	$1,481
Accrued expenses	11,552	11,752
Current portion of notes payable	1,307	1,380
Total current liabilities	14,139	14,613
Notes payable	1,012	1,012
Revolving line of credit	12,600	11,400
Deferred rent	1,077	1,103
Other long-term liabilities	2,416	2,297
Total liabilities	31,244	30,425

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders's equity:
Preferred stock, $.01 par value, 500,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares
authorized, 13,994,455 and 14,252,053, shares issued, respectively	139	142
Additional paid-in capital	41,418	43,648
Retained earnings	72,200	69,446
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	82,129	81,608
Noncontrolling interests	5,660	6,214
Total equity	87,789	87,822
	$119,033	$118,247

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Three Months Ended March 31,
	2009	2008

OPERATING ACTIVITIES
Net income including noncontrolling interests	$4,593	$4,057
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,472	1,484
Provision for doubtful accounts	706	748
Equity-based awards compensation expense	414	339
Loss on sale or abandonment of assets	27	45
Excess tax benefit from exercise of stock options	-	(75)
Recognition of deferred rent subsidies	(117)	(96)
Deferred income tax	54	343
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(503)	(2,755)
Decrease in accounts receivable - other	197	130
Increase in other assets	(144)	(148)
Decrease in accounts payable and accrued expenses	(324)	(240)
Increase in other liabilities	58	68
Net cash provided by operating activities	6,433	3,900

INVESTING ACTIVITIES
Purchase of fixed assets	(1,562)	(928)
Purchase of businesses, net of cash acquired	-	(2,831)
Acquisitions of minority interests, included in goodwill	-	(285)
Proceeds on sale of fixed assets	10	12
Net cash used in investing activities	(1,552)	(4,032)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(2,393)	(1,473)
Repurchase of common stock	(2,647)	-
Proceeds from revolving line of credit	5,700	2,800
Payments on revolving line of credit	(4,500)	-
Payment of notes payable	(73)	(114)
Excess tax benefit from stock options exercised	-	75
Proceeds from exercise of stock options	-	65
Net cash provided by (used in) financing activities	(3,913)	1,353

Net increase in cash and cash equivalents	968	1,221
Cash and cash equivalents - beginning of period	10,113	7,976
Cash and cash equivalents - end of period	$11,081	$9,197

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for :
Income taxes	$1,744	$1,518
Interest	$5	$100

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC DEVELOPMENT ACTIVITY

	Opened	Acquired	Sold	Closed	Number of Clinics

Year Ended, December 31, 2006	30	8	(1)	(31)	292

First Quarter 2007, March 31, 2007	3	--	--	(2)	293

Second Quarter 2007, June 30, 2007	6	--	--	(1)	298

Third Quarter 2007, September 30, 2007	2	52	--	(6)	346

Fourth Quarter 2007, December 31, 2007	6	--	--	(3)	349

Year Ended, December 31, 2007	17	52	--	(12)	349

First Quarter 2008, March 31, 2008	4	1	--	(3)	351

Second Quarter 2008, June 30, 2008	7	9	--	(3)	364

Third Quarter 2008, September 30, 2008	3	--	(1)	(2)	364

Fourth Quarter 2008, December 31, 2008	2	4	--	(10)	360

Year Ended, December 31, 2008	16	14	(1)	(18)	360

First Quarter 2009, March 31, 2009	6	-	-	(1)	365

CONTACT:
U.S. Physical Therapy, Inc.
Chief Financial Officer
Larry McAfee, (713) 297-7000
or
Chief Executive Officer
Chris Reading, (713) 297-7000